Exhibit 10.31

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by and between Mansour Izadinia, an individual, (hereinafter referred to as “Employee”) and Integrated Device Technology, Inc., a Delaware corporation (hereinafter referred to as “IDT”, the “Company”, or “Releasees”). “IDT” or “Company” as used at all times in this Agreement, refers to IDT’s parent, subsidiary, affiliated, related, successor or predecessor companies or divisions, past or present shareholders, directors, officers, employees, attorneys, and agents of IDT. “Employee” as used at all times in this Agreement, refers to Mansour Izadinia and his assigns, heirs, executors, administrators, agents, successors, and legal representatives. Employee and IDT collectively will be hereinafter referred to as “the Parties.”

RECITALS

WHEREAS, a change in the business and organizational requirements of IDT has resulted in a change of IDT’s employment requirements of Employee and will result in Employee’s termination from IDT;

WHEREAS, Employee’s last day of employment with IDT shall be January 7, 2011 (the “Termination Date”);

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Separation Pay. In accordance with IDT’s policies, and in consideration of Employee’s acceptance of this Agreement, including the release and waiver of claims in Paragraphs 3, 5 and 12 below, IDT shall provide to Employee the following separation pay, subject to the execution and non-revocation of this Agreement:

(1) twelve (12) months of current salary, in a lump sum payment, less applicable taxes, which will be paid within 21 days of IDT’s receipt of Employee’s signed Agreement; and

(2) paid COBRA premiums for existing medical, dental, and vision coverage for twelve (12) months beginning on February 1, 2011 (Employee must elect the COBRA benefit pursuant to the information in the termination package in order to continue benefits coverage through COBRA) (collectively the “Separation Payment”).

Employee will receive the same treatment relative to vested stock options as those employees under a designated Qualified Reduction in Force.

2. Payment of Salary and other Benefits. Upon termination of Employee’s employment on the Termination Date, Employee will receive his final paycheck plus any accrued and unused vacation hours. In addition, Employee will be paid all reimbursable expenses (which are submitted prior to the Termination Date) within 30 days of the Termination Date. Employee acknowledges and represents that IDT has paid all salary, wages, bonuses, and accrued vacation; has provided all requested leaves of absence to which Employee is entitled under applicable law, and has provided any and all other benefits due to Employee once the payments and benefits as set forth in Paragraph 1 are received.

3. Employee’s Release. Employee releases and forever waives as against IDT any and all claims of any and every kind, nature and character, whether known or unknown, suspected or unsuspected, including any and all claims for damages, attorneys’ fees and/or costs which Employee may now have or has ever had which arise in whole or in part from Employee’s employment relationship with IDT, the termination of that employment relationship and/or any other employment-related dealings between Employee and IDT that have occurred during Employee’s term of employment with IDT, whether based on tort, contract (express or implied) or any federal, state, or local law, statute, or regulation (the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any and all claims, rights, demands, and causes of action for employment discrimination or harassment on the basis of race, color, national origin, religion, age, sex, disability, sexual orientation, marital status, or any other category protected by federal, state, local or common law, retaliation, breach of any agreement entered into between the Parties, including but not limited to, any and all employment agreements and any and all stock option agreements, violation of the WARN Act, constructive discharge of employment, wrongful termination, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, defamation, intentional or negligent infliction of emotional distress, failure to pay wages, commissions, benefits, vacation pay, severance or other compensation of any sort, failure to reimburse expenses, and/or violation of any and all statutes, rules, regulations or ordinances whether federal, state, or local. Notwithstanding the foregoing, this Agreement does not waive rights or claims (1) that may arise after the date the Agreement is executed by Employee, and (2) which are prohibited from release as a matter of law, and it does not restrict or limit Employee’s right to challenge the validity of this Agreement. Nor does this Agreement waive rights or claims under federal or state law that Employee cannot waive by private agreement, such as a right of indemnification. This agreement also does not release: (1) any obligations arising out of this Agreement, (2) any obligation IDT or any insurer or other person or entity may have to indemnify Employee pursuant to the articles and bylaws of IDT, any written agreement with IDT, any applicable document or insurance policy or applicable law, (3) Employee’s rights in and to any retirement plan benefits (e.g. 401(k) plan benefits) pursuant to the terms of the Plan(s), and (4) Employee’s right in and to Employee’s equity in IDT, including without limitation, Employee’s right to exercise, hold and/or sell Employee’s IDT stock options, restricted stock or stock. Additionally, nothing in this Agreement precludes Employee from filing a charge or complaint with or participating in any investigation or proceeding before any federal or state agency, including the Equal Employment Opportunity Commission. However, while Employee may file a charge and participate in any proceeding conducted by a state or federal agency, by signing this Agreement, Employee waives Employee’s right to bring a lawsuit against Releasees and waives Employee’s right to any individual monetary recovery in any action or lawsuit initiated by a federal or state agency, such as the Equal Employment Opportunity Commission.

4. IDT’s Release. IDT hereby releases Employee from all claims that may exist against Employee.

5. Waiver of Unknown Claims. As to those matters being released herein, excluding the obligations and rights arising pursuant to this Agreement, the Parties waive any and all rights which they may have under the provisions of California Civil Code §1542 or under any comparable federal or state statute or rule of law. California Civil Code §1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6. Nondisclosure/Nonsolicitation. During the course of Employee’s employment with IDT, Employee has had access to or been exposed to certain confidential, proprietary and trade secret information. Confidential information includes, but is not limited to, business development strategy, designs, mask works, plans, proposals, marketing and sales data, financial information, cost and pricing information, customer lists, trade secrets, M & A data, including any past or upcoming deals, personnel information, policies and procedures, organizational charts, telephone directories, and concepts and ideas related to past, present and future business of IDT which have not been publicly released by duly authorized representatives of IDT (“Confidential Information”). Employee agrees that he will not use for himself or others or disclose or divulge to others any trade secrets or any other Confidential Information of IDT. Employee agrees that he will return to IDT all Company documents, including but not limited to reports, manuals, journals, log books, correspondence, customer lists, computer programs and all of the materials and all copies thereof relating in any way to IDT’s business or in any way obtained by Employee during the course of Employee’s employment with IDT. Employee agrees that for a period of twelve (12) months immediately following the Termination Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment, or attempt to do so, either for himself or any other person or entity. Employee further acknowledges the terms of his Employee Confidentiality and Invention Agreement with IDT (“Confidentiality Agreement”) shall remain in effect after the Termination Date.

7. Confidentiality. Each Party agrees to keep in confidence the terms and conditions of this Agreement. The Parties hereto agree that they will not, without compulsion of legal process, reveal directly or indirectly any of the terms of this Agreement to any person or entity except in confidence to those individuals or entities to whom the disclosure is necessary to affect the purposes of this Agreement, including, but not limited to, spouses, attorneys, tax preparers, accountants, banks and other financial institutions and government agencies which request a copy of this Agreement.

8. Non-Disparagement. Employee and IDT agree to respect the reputation of the other Party and to not disparage the other Party.

9. Successors and Assigns. The Parties to this Agreement understand and agree that this Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, heirs, administrators, representatives and transferees of the Parties to this Agreement.

10. Tax Considerations. The Parties to this Agreement understand and agree that Employee shall accept and assume full responsibility for any and all tax consequences to Employee resulting from any payments made by IDT under this Agreement. Employee warrants and represents that Employee is not relying upon any tax advice from IDT or IDT’s counsel concerning the tax consequences of the payment specified in this Agreement.

11. Covenant Not to Sue. Except for the enforcement of obligations arising out of this Agreement and rights carved out of the release contained in this Agreement, Employee and Employee’s respective agents, employees, representatives, assigns, attorneys, spouses, and each of them agree not to sue IDT, or any of the past or present agents, employees, representatives, officers, directors, shareholders or attorneys of IDT, or any other past or present representative of any kind or in any capacity of IDT, on account of any claim, cause of action or controversy arising out of or relating to any of the facts, relationships, or transactions existing between Employee and IDT.

12. Waiver of Age Discrimination Claims. Employee understands and agrees that by entering into this Agreement, Employee: (1) is knowingly and voluntarily waiving any rights or claims he might otherwise have against IDT based on age discrimination or harassment under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (2) has received consideration beyond that to which he was previously entitled; (3) was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to signing this Agreement; (4) has carefully read and fully understands all of the provisions of this Agreement; (5) has been offered the opportunity of a full twenty-one (21) days from the Effective Date of this Agreement within which to consider its terms before signing it, and that if Employee has not taken that full time period that Employee has failed to do so knowingly and voluntarily, expressly waives this time period, and will not assert the invalidity of this Agreement or any portion thereof on this basis; (6) has a full seven (7) days following the execution of this Agreement to revoke this Agreement (“Revocation Period”) by written notice to the General Counsel, and has been and hereby is advised in writing that this Agreement, all of its terms, and all of the obligations of the Company contained herein, shall not become effective or enforceable until the Revocation Period has expired; and (7) has been informed that nothing shall prevent or preclude Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor will it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

13. Post-Employment Reference Requests. Employee shall direct all requests for references from prospective employers to the IDT Human Resources Department. In such event, IDT will provide only Employee’s dates of employment and title.

14. No Admission of Liability. Nothing contained herein shall constitute an admission of liability on the part of either Party, which liability either Party expressly denies.

15. Code Section 409A. The payments and benefits described in Section 1 are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder. If IDT and Employee determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A of the Code, IDT and Employee agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as IDT and Employee deem necessary or appropriate to (1) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (2) comply with the requirements of Section 409A of the Code and related treasury guidance; provided, however, that this section does not create an obligation on the part of IDT to make any such amendment.

16. Choice of Law. This Agreement is made and entered into in the State of California and shall in all respects be governed by the laws of the State of California without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the County of Santa Clara, State of California.

17. Integration. This Agreement and documents referenced in this Agreement set forth the entire Agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings between the Parties pertaining to any subject matter contained in this Agreement, with the exception of Employee’s stock option and restricted stock agreements and Confidentiality

Agreement. Any amendments or modifications to this Agreement must be made in writing and signed by all parties.

18. Severability. If any provision of this Agreement is found to be unenforceable, those provisions shall be considered severable, and the remaining provisions shall remain in effect.

19. Mitigation. Employee shall have no duty to mitigate a breach of this Agreement by the Company.

20. Acknowledgment of Understanding. The signatories have carefully read this entire Agreement. The signatories understand the final and binding effect of this Agreement. The only promises made to any signatory about this Agreement are contained in this Agreement. All signatories are signing this Agreement knowingly and voluntarily.

21. Counterparts. This Agreement may be executed by facsimile signature or by signing, scanning and emailing, and in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. A duplicate copy of a signature shall be deemed an original.

Employee	Integrated Device Technology, Inc.

/s/ Mansour Izadinia	/s/ Kelley Steven-Waiss
Mansour Izadinia	Kelley Steven-Waiss
Vice President, Human Resources

January 9, 2011	January 10, 2011
Date	Date